                                                              Exhibit 99.1 (F-1)

                           Jones, Day, Reavis & Pogue
                                 77 West Wacker
                                   Suite 3500
                             Chicago, Illinois 60601
                                  312-782-3939


                                February 8, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re:   Exelon Corporation Form U-1 Application/Declaration Investment U-1

Ladies and Gentlemen:

We refer to the Application-Declaration on Form U-1 on even date herewith (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed by Exelon Corporation ("Exelon"), a Pennsylvania corporation and a registered holding company under the Act and its subsidiaries Exelon Ventures Company, LLC ("Ventures), Exelon Enterprises Company, LLC ("Enterprises"), Exelon Generation Company, LLC ("Generation") and Exelon Energy Delivery Company, LLC ("Delivery") seeking authority to undertake activities related to Exelon's permitted investments including in exempt wholesale generators ("EWGs"), foreign utility companies ("FUCOs"), exempt telecommunications companies ("ETCs"), investments permitted under Rule 58 ("Rule 58 Subsidiaries") and investments in businesses engaged in energy related activities ("Non-U.S. Energy Related Subsidiaries") that, but for being conducted outside the United States, would constitute Rule 58 exempt activities, all as more fully described in the Application (the "Investments").

     We have acted as counsel to Exelon, Ventures, Enterprises, Generation and Delivery in connection with the filing of the Application. All capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Application.

     In connection with this opinion, we have examined the Application, and originals, or copies certified to our satisfaction, of such corporate records of Exelon, Ventures, Enterprises, Generation and Delivery, certificates of public officials, orders of regulatory bodies having jurisdiction over aspects of the Investments, certificates of officers and representatives of Exelon, Ventures, Enterprises, Generation and Delivery and such other documents, records and matters of law as we have deemed necessary for the purposes of this opinion.

     Based on the foregoing, and subject to the assumptions, qualifications and limitations hereinafter specified, we are of the opinion that:

     1.   State laws applicable to the Investments will have been complied with.

     2. The consummation of the Investments will not violate the legal rights of the lawful holders of any securities issued by Exelon, Ventures, Enterprises, Generation and Delivery or any associate company of either of them.

     The opinions expressed above in respect of the Investments as described in the Application are subject to the following assumptions or conditions:

          a. The authorizations and approvals of the Investments given by the Board of Directors of Exelon, Ventures, Enterprises, Generation and Delivery and the appropriate approvals shall be given and shall remain in effect at the closing thereof.

          b. The Investments shall have been accomplished in accordance with required approvals, authorizations, consents, certificates and orders of all state and federal commissions or regulatory authorities having jurisdiction over the Investments and all such required approvals, authorizations, consents, certificates, orders and registrations shall remain in effect at the closing thereof.

          c. This opinion extends to the making of the Investments and no opinion is given with respect to future business aspects of the Investments.

          d. The Securities and Exchange Commission shall have duly entered an appropriate order or orders granting and permitting the Application to become effective with respect to the Investments.

          e. No opinion is given with respect to the securities or "blue sky" laws of any jurisdiction.

          f. To the extent Investments are made through the creation of new entities by Exelon or its Subsidiaries, this opinion assumes such entities will be duly authorized and created under the laws of the jurisdiction governing their creation.

          g. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates by officers of Exelon, Ventures, Enterprises, Generation and Delivery and other appropriate persons and statements contained in the Application.

     We hereby consent to the filing of this opinion as an exhibit to the Application.

                                                           Respectfully yours,

                                                     Jones, Day, Reavis & Pogue

                                       2